Exhibit 10.1
AURORA INNOVATION, INC.
AMENDMENT TO STOCK OPTION AGREEMENT

This Amendment to Stock Option Agreement (the “Amendment”) is entered into by and between David Maday (“Participant”) and Aurora Innovation, Inc. (the “Company”).
WHEREAS, the Company granted Participant stock options (each, an “Option”) to purchase shares of the Company’s Class A common stock under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) and pursuant to the terms of a stock option agreement thereunder; and
WHEREAS, the Company and Participant desire to amend the applicable stock option agreement with respect to each Option listed on Exhibit A hereto (each, an “Agreement”), to permit payment of the exercise price of the vested shares subject to each such Option by net exercise and payment of the tax withholding obligations with respect to such shares by net issuance (such exercise, the “Net Exercise”), but only to the portion of such Option that does not qualify as an “incentive stock option” as described in Section 422 of the Internal Revenue Code of 1986, as amended (an “ISO”), and further provided that any Net Exercise must be in compliance with the Company’s Insider Trading Policy.
NOW, THEREFORE, Participant and the Company agree that each Agreement shall be amended as follows:
1.Net Exercise and Net Issuance. The Section entitled “Method of Payment” of each Agreement is hereby amended to add the following to the end of such Section:
“In addition to the foregoing methods and with respect to the portion of the Option treated as an NSO, only, Participant may also pay the aggregate Exercise Price and satisfy any tax withholding obligations in connection with such exercise by a net exercise arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the minimum number of Shares with a Fair Market Value sufficient to pay the aggregate Exercise Price of the Exercised Shares and the tax withholding obligations (if any) of the Exercised Shares sufficient to pay the tax withholding obligations in connection with such exercise. Such net exercise and net issuance shall be permitted only in compliance with the Company’s Insider Trading Policy. For the avoidance of doubt, any portion of the Option that qualifies as an ISO may not be exercised through this net exercise.”
2.Full Force and Effect. To the extent not expressly amended hereby, each Agreement shall remain in full force and effect.
3.Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.
4.Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
5.Entire Agreement. This Amendment, together with the Agreement and the Plan represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to each applicable Option.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth below.

PARTICIPANT	AURORA INNOVATION, INC.

/s/ David Maday	/s/ Chris Urmson
Signature	Signature

David Maday	Chris Urmson
Print Name	Print Name

June 14, 2023	Chief Executive Officer
Date	Print Title

June 14, 2023
Date

EXHIBIT A

Amended Options to Allow Net Exercise

Grant ID	Grant Date	Exercise Price	Outstanding NSO Shares subject to Option
N1700723	02/01/2021	$3.67	607,158